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                                                                    EXHIBIT 12.1

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                          (in millions, except ratios)

                                                  1999  1998  1997  1996  1995
                                                  ----  ----  ----  ----  ----
Income from operations before income taxes....... $180  $174  $ 83  $ (8) $(75)
  Add (deduct):
  Fixed charges..................................  516   415   364   283   206
  Capitalized interest...........................   (7)   (4)   (1)   (3)   (5)
  Amortization of capitalized interest...........    6     6     5     7     6
  Net gains (losses) related to certain 50% or
   less owned affiliate..........................   (6)   (1)   (1)    1     2
  Minority interest in consolidated affiliates...   82    52    31     6     2
                                                  ----  ----  ----  ----  ----
  Adjusted earnings.............................. $771  $642  $481  $286  $136
                                                  ====  ====  ====  ====  ====
Fixed charges:
  Interest on indebtedness and amortization of
   deferred financing costs......................  430  $335  $288  $237  $178
  Dividends on convertible preferred securities
   of subsidiary trust...........................   37    37    37     3   --
  Dividends on preferred stock...................    6   --    --    --    --
  Portion of rents representative of the interest
   factor........................................   43    43    39    33    17
  Debt service guarantee interest expense of
   unconsolidated affiliates.....................  --    --    --     10    11
                                                  ----  ----  ----  ----  ----
  Total fixed charges and preferred stock
   dividends..................................... $516  $415  $364  $283  $206
                                                  ====  ====  ====  ====  ====
Ratio of earnings to fixed charges and preferred
 stock dividends.................................  1.5   1.5   1.3   1.0   --
Deficiency of earnings to fixed charges and
 preferred stock dividends.......................  --    --    --    --   $ 70
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